Exhibit 99.1
HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
Financial Statements and Supplemental Schedule
As of and for the years ended December 31, 2008 and 2007
TABLE OF CONTENTS

Page
Audited Financial Statements

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits, December 31, 2008 and 2007	2

Statements of Changes in Net Assets Available for Benefits For the Years Ended December 31, 2008 and 2007	3

Notes to Financial Statements	4

Supplemental Schedule

Schedule H, Line 4i — Schedule of Assets (Held at End of Year), December 31, 2008	9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Pension Review Committee of the Board of Directors of
Huntington Bancshares Incorporated and Plan Participants of the
Huntington Investment and Tax Savings Plan
Columbus, Ohio
We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2008 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2008 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
/s/ Deloitte & Touche LLP
Columbus, Ohio
June 29, 2009

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
(Amounts in dollars)	2008	2007

ASSETS

Investments, at market value:
Huntington Bancshares Incorporated Common Stock	$61,765,641	$97,330,482

Mutual Funds	191,341,418	261,803,242

Participant Notes Receivable	75,502	51,892

Total Investments	253,182,561	359,185,616

Accrued dividends, interest receivable, and other assets	1,158,753	1,863,276

TOTAL ASSETS	254,341,314	361,048,892

LIABILITIES

Dividends payable to Plan participants	286,896	477,017

NET ASSETS AVAILABLE FOR BENEFITS	$254,054,418	$360,571,875

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
(Amounts in dollars)	2008	2007

ADDITIONS
Investment income:
Dividends on Huntington Bancshares Incorporated Common Stock	$4,922,337	$7,003,780
Dividends on mutual funds	8,333,301	20,958,301
Interest	385,620	751,461

	13,641,258	28,713,542

Contributions:
Employees	33,641,193	28,250,433
Employer	14,823,958	12,787,560

	48,465,151	41,037,993

Total Additions	62,106,409	69,751,535

DEDUCTIONS
Benefit distributions and other withdrawals	34,271,675	39,205,974
Net depreciation in fair value of investments	134,352,191	59,117,875

Total Deductions	168,623,866	98,323,849

Net decrease in net assets available for benefits	(106,517,457)	(28,572,314)

Net assets available for benefits at beginning of year	360,571,875	389,144,189

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$254,054,418	$360,571,875

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2008
Note 1 — Description of the Plan
The Huntington Investment and Tax Savings Plan (the “Plan”) is a defined contribution plan that was initially adopted by the Board of Directors of Huntington Bancshares Incorporated (“Huntington”) on September 29, 1977, to be effective January 1, 1978 to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated an Employee Stock Ownership Plan (ESOP). The ESOP forms a portion of the Plan.
Amendments — From time to time, the Plan has been amended and restated. The most recent amendment to the plan was in 2007 in order to permit a transfer of Huntington associates’ participant loans from another qualified plan in connection with a merger.
Funding and Vesting — Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax contributions of up to 75% of their eligible compensation. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Participant and employer contributions are fully vested at all times. In the first quarter of 2009, the Plan was amended to eliminate employer matching contributions effective on or after March 15, 2009.
Investment Options — Plan participants are permitted to direct pre-tax elective deferrals and employer matching contributions to any combination of a variety of investment options, including Huntington common stock and a variety of investment funds. Effective January 1, 2009, Roth 401(K) after-tax contributions are permitted. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend pre-tax elective deferrals pursuant to the terms set forth in the Plan document.
Risks and Uncertainties — The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.
Administration — The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code (the Code) and the provisions of ERISA, as amended. Participants are charged a fixed amount for administration of the Plan. All other administrative fees are paid from the general assets of Huntington.

Contributions — Employee and Employer contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file at the time the contributions are allocated to the participants’ accounts. Plan assets consist of shares of Huntington common stock and mutual funds and are held by the trust division of The Huntington National Bank (the Plan Trustee), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.
Benefit Distributions and Other Withdrawals — A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.
Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.
Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 Employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of Employee pre-tax deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.
Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.
Participant Accounts — Each participant’s account is credited with the participant’s own contribution and an allocation of the Company’s contribution and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.
Plan Termination — Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code.

Note 2 — Significant Accounting Policies
Basis of Presentation — The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States (GAAP).
Dividends and Interest Income — Dividends are recognized as of their ex-dividend date. Interest is recorded on an accrual basis when earned.
Fair Value Measurements — Financial Accounting Standards Board (FASB) Statement No. 157, Fair Value Measurements (Statement No. 157) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Statement No. 157 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Investments of the Plan are accounted for at cost on the trade-date and are reported at fair value. Huntington common stock is valued using the year-end closing price as determined by NASDAQ. Mutual funds are valued at net asset value (NAV) of shares held by the Plan at year-end. All of the Plans investments in Huntington common stock and mutual funds at December 31, 2008 are classified as Level 1 within the valuation hierarchy.
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.

Note 3 — Investments
The following individual investments represent 5% or more of the fair value of net assets available for benefits as of December 31:

	2008	2007

Huntington Bancshares Incorporated Common Stock	$61,765,641	$97,330,482
Huntington Money Market Fund	32,536,100	20,587,583
Vanguard Wellington Fund	26,420,817	35,257,379
Vanguard Institutional Index Fund	21,589,469	35,900,752
T. Rowe Price Mid-Cap Growth Fund	20,687,210	34,930,175
American Funds Europacific Growth Fund	14,775,391	26,631,456
Huntington Situs Fund	11,831,197	19,643,907
The Plan’s investments (including investments purchased, sold, and held during the year) (depreciated) / appreciated in carrying value for the years ended December 31 as follows:

	2008	2007

Huntington Bancshares Incorporated Common Stock	$(43,989,484)	$(59,165,853)
Mutual Funds	(90,362,707)	47,978

Net depreciation	$(134,352,191)	$(59,117,875)

Note 4 — Party-In-Interest Transactions
Certain plan investments are shares of mutual funds managed by Huntington Asset Advisors, Inc, a subsidiary of the Huntington National Bank and held by the Plan Trustee, and therefore, qualify as party-in-interest investments.
The following table lists the fair value of party-in-interest investments at December 31:

	2008	2007

Huntington Bancshares Incorporated Common Stock	$61,765,641	$97,330,482
Huntington Money Market Fund	32,536,100	20,587,853
Huntington Situs Fund	11,831,197	19,643,907
Huntington Fixed Income Securities Fund	11,076,122	8,454,860
Huntington Growth Fund	8,455,818	14,486,934
Huntington International Equity Fund	8,000,453	13,344,531
Huntington Intermediate Government Income Fund	7,577,732	2,565,177
Huntington Income Equity Fund	5,521,896	10,615,513
Huntington New Economy Fund	5,450,601	9,964,979
Huntington Dividend Capture Fund	3,859,723	6,418,534
Huntington Mid Corp America Fund	3,742,956	5,961,015
Huntington Rotating Markets Fund	2,678,551	5,364,544
Huntington Macro 100 Fund (1)	—	1,493,724
Huntington Short and Intermediate Fixed Income Fund (1)	—	1,467,914

(1)	Fund no longer offered as an investment election in the Plan.
Costs and expenses paid by the Plan for administration totaled $318,770 for 2008 and $278,777 for 2007.

Note 5 — Income Taxes
The Plan obtained its latest determination letter dated December 13, 2002, in which the Internal Revenue Service stated the Plan, as then designed, was qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan has been amended since receiving the determination letter. However, Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.
Note 6 — Terminated Participants
There were no amounts included in net assets available for benefits allocated to individuals who have withdrawn from the Plan at December 31, 2008 and 2007.
Note 7 — Sky Financial Acquisition
On July 1, 2007, Huntington completed its merger with Sky Financial Group Inc. (Sky Financial). The day before the merger with Huntington, the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan (Sky Financial Plan) was terminated. On December 8, 2008, a favorable determination letter was received from the Internal Revenue Service (IRS) with respect to the termination of the Plan. Former Sky Financial associates employed by Huntington subsequent to the merger, with a combined six months of service, were allowed to contribute to the Plan starting July 1, 2007. These contributions were not material to the Plan.

Huntington Investment and Tax Savings Plan
Schedule H, Line 4i — Schedule of Assets (Held At End of Year)
December 31, 2008
EIN: 31-0724920
Plan Number: 002

(a)	(b)	(c)	(d)	(e)
	Identity of Issuer, Borrower,	Description of investment including maturity date,
	Lessor or Similar Party	rate of interest, collateral, par, or maturity value	Cost	Fair Value

	Common Stock:
*	Huntington Bancshares Incorporated	Huntington Bancshares Incorporated Common Stock — 8,063,400 shares	$98,509,854	$61,765,641

	Total Common Stock		98,509,854	61,765,641

	Mutual Funds:
*	The Huntington Funds	Huntington Money Market Fund — 32,536,100 shares	32,536,100	32,536,100
	Vanguard Wellington Fund	Vanguard Wellington Fund — 626,383 shares	33,413,551	26,420,817
	Vanguard Institutional Index Funds	Vanguard Institutional Index Fund — 2,613,244 shares	30,286,375	21,589,469
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund — 633,218 shares	32,650,578	20,687,210
	Europacific Growth Fund	American Funds Europacific Growth Fund — 536,118 shares	23,802,735	14,775,391
*	The Huntington Funds	Huntington Situs Fund — 1,010,350 shares	19,323,590	11,831,197
*	The Huntington Funds	Huntington Fixed Income Securities Fund — 519,031 shares	10,881,054	11,076,122
*	The Huntington Funds	Huntington Growth Fund — 429,011 shares	13,640,940	8,455,818
*	The Huntington Funds	Huntington International Equity Fund — 973,291 shares	13,259,480	8,000,453
*	The Huntington Funds	Huntington Intermediate Government Income Fund — 695,843 shares	7,274,082	7,577,732
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund — 298,107 shares	8,635,403	5,777,318
*	The Huntington Funds	Huntington Income Equity Fund — 349,709 shares	9,881,540	5,521,896
*	The Huntington Funds	Huntington New Economy Fund — 812,310 shares	11,650,024	5,450,601
*	The Huntington Funds	Huntington Dividend Capture Fund — 587,477 shares	5,936,507	3,859,723
*	The Huntington Funds	Huntington Mid Corp America Fund — 376,934 shares	5,876,166	3,742,956
*	The Huntington Funds	Huntington Rotating Markets Fund — 346,524 shares	4,326,368	2,678,551
	Eaton Vance Special Investment Trust	Eaton Vance Large Cap Value Fund — 93,283 shares	1,605,932	1,360,064

	Total Mutual Funds		264,980,425	191,341,418

	Notes Receivable from Participants	$75,502 principal amount, interest rates of 6.00% — 10.25%; maturing in 2009-2012.	75,502	75,502

	Total Investments		$363,565,781	$253,182,561

*	Indicates party-in-interest to the Plan.